Exhibit 10(t)
              FIRST AMENDMENT TO DIRECTORS' STOCK COMPENSATION PLAN
                   ADOPTED THRU BOARD OF DIRECTORS RESOLUTIONS
                              ON DECEMBER 15, 1997

The following resolutions were adopted by the Board of Directors of Trans Financial, Inc., on December 15, 1997:

         WHEREAS, Trans Financial, Inc. has adopted the Directors Stock Compensation Plan (the "Plan"), effective for all compensation payable to directors on or after May 1, 1996;

         WHEREAS, the Board of Directors has reserved the right to amend the Plan, pursuant to Section 12 of the Plan: and

         WHEREAS, the Board of Directors finds that it is necessary and desirable to amend the Plan with respect to the method for determining the number of shares of common stock of the Corporation issued annually to each director under the Plan;

         THEREFORE, BE IT RESOLVED that Section 6 of the Plan be, and hereby is, amended to state in its entirety as follows:

                  Section 6.        Grant Shares.

                  A. Each Director shall be granted, without any further action or authorization, Shares as his or her only compensation for regular services performed as a director or advisory or honorary director from the effective date of the Plan with respect to such Director (or from the date he or she became a Director, if he or she is elected after such effective date), to the expiration of his or her term of office; provided, however, that, in accordance with Section 6.E. hereof, any Director who receives remuneration from a subsidiary of the Corporation, pursuant to a binding deferred compensation agreement between the subsidiary and such Director, shall not receive Shares pursuant to this Plan for his or her remuneration that is subject to such agreement, so long as such agreement remains in effect.

                  B. Shares shall be issued as of the first business day of each year with respect to remuneration payable with respect to services performed during the preceding year.

                  C. Each Director shall be granted annually a maximum of 400 Shares for service as a director of the Corporation, 200
                  Shares for service as a director of one or more of the Corporation's subsidiaries, and 100 Shares for service as an advisory or honorary director of the Corporation and its subsidiaries. The grant of Shares for each category of Director is non-exclusive, such that a person serving in two or more categories would be eligible to receive annually the number of shares equal to the aggregate maximum for such categories.

                  D. The number of Shares to be issued to each Director for each category of service described in Section 6.C. above shall be determined by multiplying the maximum number of Shares which such Director is eligible to receive for such category of service during a calendar year, by a fraction, the numerator of which is the number of months (or portion thereof) that the Director served the Corporation and or subsidiaries in that capacity and the denominator of which is 12, e.g., if a Director's service as a director of the Corporation terminates on April 1, the number of Shares issued as of the first business day of the following year for such service would be 400 Shares times 4/12ths. If the above formula produces a fractional Share, the Director shall receive the cash value of such fractional Share, based on the closing price per Share on the last trading day of the preceding year, instead of receiving such fractional Share.

                  E. Any Director who receives remuneration from a subsidiary of the Corporation pursuant to a binding deferred compensation agreement between the subsidiary and such Director shall not receive Shares pursuant to this Plan for his or her remuneration that is subject to such agreement, so long as such agreement remains in effect. Such Director's remuneration for service as a director of the Corporation's subsidiary shall be equal to an amount not less than the amount subject to the deferred compensation agreement as of the effective date of the First Amendment to this Plan. If the amount deferred is less than the dollar amount (the "Subsidiary Remuneration") determined by multiplying the number of Shares otherwise issuable to the Director in accordance with Section 6.D. of the Plan times the closing price per Share on the last trading day of the year in which the services were rendered, then the Corporation shall issue to that Director as of the first business day of the succeeding the year in which the services were rendered that number of Shares equal to the difference between the Subsidiary Remuneration and the amount deferred, divided by the closing price per Share on the last trading day of the year in which the services were rendered. The compensation deferred pursuant to the binding deferred compensation agreement shall be deemed to be deferred in the year in which the services were rendered.

                  F. In the event of the death of a Director prior to his or her grant of Shares for any calendar year, any Shares otherwise payable to such Director shall be issued to the Director's estate.

         FURTHER RESOLVED, that such amendment shall be deemed effective as of January 1, 1998, and will not affect the issuance of shares of common stock in January, 1998 to directors for their services in 1997.

         FURTHER RESOLVED, that the Board of Directors, on behalf of the Corporation as sole shareholder of its subsidiary banks, recommends and instructs the subsidiary banks to adopt and approve the amendment set forth in these resolutions, effective as of January 1, 1998.